AMENDMENT TO ADMINISTRATION AGREEMENT

THIS AMENDMENT TO ADMINISTRATION AGREEMENT (the “Amendment”) is made and entered into as of March 8, 2024 by and between SECURIAN FUNDS TRUST (the “Company”), and STATE STREET BANK AND TRUST COMPANY (the “Administrator”).

WITNESSETH:

WHEREAS, the Company and the Administrator are parties to that certain Administration Agreement dated as of May 1, 2012, as amended, modified or supplemented from time to time (the “Agreement”); and

WHEREAS, the Company and the Administrator desire to amend and supplement the Agreement upon the following terms and conditions; and

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Administrator hereby agree as follows:

1.	Schedule B1 “Fund Administration Treasury Services” shall be replaced in its entirety by the Schedule B1 attached hereto and incorporated herein by this reference.

2.

General Provisions. This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY		SECURIAN FUNDS TRUST

By:		By:
Name:	Jason Knight	Name:	Kevin L. Ligtenberg
Title:	Senior Vice President	Title:	Vice President and Treasurer

ADMINISRATION AGREEMENT

Schedule B1

Fund Administration Treasury Services

a.

Prepare for the review by designated officer(s) of the Company financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports, Tailored Shareholder Reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures, where applicable;

b.	Coordinate the audit of the Company’s financial statements by the Company’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.

Prepare for the review by designated officer(s) of the Company, the Company’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-lA, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.

Prepare for the review by designated officer(s) of the Company annual Investment Fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to Investment Fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, Investment Fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements as may be mutually agree upon;

f.

Prepare and furnish total return performance information for the Investment Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

j.	Maintain certain books and records of the Company as required under Rule 31a-l(b) of the 1940 Act, as may be mutually agreed upon.

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